Exhibit 10.43

AMENDED AND RESTATED SUPPLY AGREEMENT

This Amended and Restated Supply Agreement (“Agreement”) is entered into as of this 8th day of September 2005 (“Effective Date”) between SYNNEX Corporation (“Synnex”), a Delaware corporation having its principal place of business at 44201 Nobel Drive, Fremont, CA 94538, and Blue Coat Systems, Inc. (“Blue Coat”) a Delaware corporation, having its principal place of business at 420 North Mary Avenue, Sunnyvale, CA 94085.

RECITALS

WHEREAS, the parties previously entered into a Supply Agreement on December 29, 2000 (“Original Supply Agreement”);

WHEREAS, the parties intend to amend and restate the Original Supply Agreement on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

AGREEMENT

1. DEFINITIONS

1.1 “Base Unit” shall mean the proprietary system designed by Blue Coat and manufactured by MiTAC International Corporation.

1.2 “Common Components” are materials that are distributed by Synnex in some manner (as specified in a Product Information Document).

1.3 “Custom Components” shall mean materials specific and unique to the Products that cannot be returned to suppliers or sold to third parties and which are not used by Synnex in the ordinary course of business (as specified in a Product Information Document).

1.4 “Components” shall mean the complete list of components or bill of materials that are used to manufacture a Product as set forth in a Product Information Document.

1.5 “Component Lead Time” shall mean the lead time associated with a particular Component (as specified in a Product Information Document).

1.6 “Excess Buffer Stock” shall mean Buffer Stock that has been in inventory at Synnex for over three (3) months provided that such Buffer Stock (a) could not previously be shipped to a customer during the three month period and (b) was not manufactured by Synnex outside of the agreed upon Buffer Stock needs.

1.7 “Excess Components” shall mean a Component that has been in inventory at Synnex for over six (6) months provided that such Component (a) could not previously be utilized in the manufacture of a Product during such six (6) month period and (b) was not purchased by Synnex outside of the Total Lead Time necessary to meet the Forecasts and Buffer Stock requirements.

1.8 “Obsolete Components” means Components that will be discarded or unused due to such Engineering Change Order (as defined in Section 2.3) provided that such Component was not purchased by Synnex outside of the Total Lead Time necessary to meet the Forecasts and Buffer Stock requirements.

1.9 “Products” means the product set forth in a Product Information Document.

1.10 “Product Information Document” means an exhibit to this Agreement that contains information and details related to the manufacture, sale and cost of a Product.

1.11 “Product Manufacturing Time” means the pre-determined amount of lead time between receiving a purchase order for a Product and shipping the Product (as defined in the Product Information Document).

1.12 “Purchased Components” means materials that are neither Custom Components nor Common Components (as specified in the Product Information Document).

1.13 “Resource Costs” means the cost of Product other than Component Costs. Resource Costs shall include, but not be limited to, labor costs, facilities costs and other overhead costs.

1.14 “Sensitive Components” means a Component where the cost tends to fluctuate significantly in very short period of time. Components classified as Sensitive Components are listed in the applicable Product Information Document.

1.15 “Software” means the software portion of the Product that is embedded in the hardware of the Product, the user documentations, packaging and any enhancements, modifications, updates, bug fixes, releases, patents, patent rights, copyrights, trade secrets, know how and other intellectual property related thereto.

1.16 “Specifications” shall mean the technical and functional specifications for a Product as set forth in a Product Information Document and as modified from time to time by written agreement of Blue Coat and Synnex.

1.17 “Total Product Cost” shall mean Synnex’s costs to acquire all Components for a Product, all Resource Costs related to the manufacture and shipment of a Product and the profit to Synnex applicable to a Product (all as specified in a Product Information Document).

1.18 “Total Lead Time” means, for a particular Component, the period of time that includes both the Component Lead Time and the Product Manufacturing Time.

1.19 “Variable Costs” shall mean the cost of the Custom Components, the Purchased Components and the Resource Costs.

2. MANUFACTURE AND SALE OF PRODUCTS

2.1 Product Information Document. For each Product to be manufactured and sold by Synnex, Blue Coat and Synnex shall execute a Product Information Document in the form set forth in Exhibit A. At a minimum, the Product Information Document shall include, without limitation, the name and description of the Product, Specifications, Quality Control Standards. Product Manufacturing Time, Components, Components Costs, Component Lead Time, Engineering Charges and Project Managers.

2.2 Products. Subject to the terms and conditions of this Agreement, Synnex shall manufacture and sell to Blue Coat the Products set forth on each Product Information Document. Products shall be manufactured by Synnex according to the Product Specifications.

2.3 Engineering Change Orders. Blue Coat may change the Specifications for a Product at any time. In the event that Blue Coat makes such changes, Blue Coat shall issue an engineering change order in writing to Synnex specifying the change in design, manufacturing process or installation and engineering specifications (“Engineering Change Order”). Within five (5) days of receipt of an Engineering Change Order, Synnex shall provide a written acknowledgement (“Acknowledgement”), including a proposed schedule to implement such changes or additions, an estimate of the cost to implement such changes or additions and the costs associated with the Obsolete Components. Blue Coat shall review such proposed schedule and estimates and either accept or reject the Acknowledgement. If Blue Coat accepts the Acknowledgement, Blue Coat shall pay Synnex the amounts specified in the Acknowledgement. Notwithstanding the above, Blue Coat shall not be responsible for reimbursing Synnex for Obsolete Components that were purchased outside of the Total Lead Time necessary to meet the Forecasts (defined below).

2.4 Project Manager. Each party shall appoint project managers (“Project Managers”) associated with Products. The names, addresses, telephone, fax numbers and email address of the Project Managers are set forth in the Product Information Document. The Project Managers shall act as liaisons between the parties with respect to their respective performances as it relates to their particular Product and shall provide the parties from time to time with the names and telephone number of additional specific contact persons when such direct contact is preferable. In the event that either party appoints a new Project Manager, such party shall promptly notify the other.

2.5 Subcontractors. The parties acknowledge that the work and manufacturing obligations set forth in this Agreement must be performed by Synnex except where third parties selected by Synnex are approved in advance and in writing by Blue Coat (“Subcontractors”). If any part of the performance under this Agreement is dependent on the performance of Subcontractors, Synnex shall inspect and promptly report to Blue Coat any material defect that renders such work unsuitable for Synnex’s proper performance. Synnex’s silence shall constitute approval of such Subcontractor performance as fit, proper and suitable for Synnex’s performance under this Agreement, and, in any case, Synnex shall be responsible for the activities of Subcontractors. Blue Coat will not be responsible for payment or other obligations to any Subcontractors. If for any reason Synnex fails to make prompt payment to a Subcontractor and as a result, the production of the Product could be halted due to unavailability of components from Subcontractor, then Synnex shall immediately notify Blue Coat and the parties shall work in good faith to resolve the issue.

3. OWNERSHIP

3.1 Tools As between the parties, Blue Coat shall own all tools it provides to Synnex (“Tools”).

3.2 Inventions. As between the parties, Blue Coat exclusively shall have all right, title and interest (including all patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world (collectively, “Intellectual Property Rights”)) in any and all information relating to Product design, construction, assembly, development or architecture, all inventions, ideas, suggestions regarding Product improvements or other information made or conceived or reduced to practice by Synnex (or the parties jointly) in the course of performing the services under this Agreement (“Inventions”). Synnex will have no right or license in the foregoing, except as expressly provided herein.

3.3 Assignment. The parties hereby make any assignments necessary to accomplish the foregoing ownership provisions. In interpreting such ownership provisions anything made or conceived or reduced to practice by an employee or contractor of a party in the course of performance under this Agreement will be deemed so made or conceived or reduced to practice by that party; each party has and will have appropriate agreements with all such employees and contractors necessary to fully effect the provisions of this Section.

3.4 Perfection. A party being assigned any proprietary right under this Agreement will have the exclusive right to, and, at such party’s expense, the assigning party agrees to assist such party in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain, and defend such proprietary rights. A party will execute all documents the other may reasonably request for such purposes,

3.5 Synnex Intellectual Property. Synnex shall retain all ownership and rights, including all Intellectual Property Rights, in and to it’s proprietary electronics and manufacturing techniques except to the extent such rights were invented pursuant to Synnex’s performance under this Agreement (“Synnex Pre-Existing Rights”). Any Synnex Pre-Existing Rights that were created prior to the Effective Date but are used or necessary to the manufacture and fulfillment of the Products, Synnex hereby provides Blue Coat with a non-exclusive, irrevocable, perpetual license to such Synnex Pre-Existing Rights.

4. PRICING AND PAYMENT TERMS

4.1 Prices. The initial price for a Product shall be set forth in the Product Information Document.

4.2 Adjustment to Variable Costs. On a quarterly basis the parties will review the Total Product Cost of the Products. Within the first seven (7) business days of a calendar quarter, Synnex shall provide Blue Coat with written notice of the positive and negative price variances that have occurred and the proposed changes in Variable Costs to be implemented in the next Blue Coat fiscal quarter (“New Costs”). Such New Costs shall be in effect for one quarter (such quarter shall be measured using Blue Coat’s fiscal quarter), provided that the cost of the Sensitive Components, does not change significantly (greater than five percent (5%) of the total Sensitive Component price) during the one quarter period. If the cost of Sensitive Components changes significantly during the one quarter period, then, upon mutual agreement by Blue Coat and Synnex, the Total Product Cost of the Products can be adjusted during the one quarter period. Purchase orders placed prior to the proposed effective date and not canceled by Blue Coat shall not be affected by the New Costs.

4.3 Total Product Cost Notification. At least five (5) business days prior to the beginning of each Blue Coat fiscal quarter, Synnex shall notify Blue Coat of the Total Product Cost (based on using the New Costs amounts) and provide Blue Coat with a breakdown of the costs and profit used to calculate such Total Product Cost.

4.4 Engineering Charge and Special Tooling. Blue Coat shall pay to Synnex a non-recurring Engineering Charge (as specified in the Product Information Document) to reimburse Synnex for the out-of-pocket cost of the special equipment and tooling associated with the manufacture of the Product and any other special equipment or tooling that the parties subsequently determine in writing (and add to the Product Information Document) (collectively, the “Special Tooling”). For purposes of this

Agreement, Synnex represents and warrants that the Special Tooling shall not be commercially used on behalf of any party other than Blue Coat. Synnex shall, upon payment of the Engineering Charge by Blue Coat, transfer all right, title and interest to the Special Tooling to Blue Coat, free and clear of any liens or other encumbrances. Upon any termination or expiration of this Agreement, Synnex shall assist and cooperate in good faith with the transfer by Blue Coat of the Special Tooling to other locations designated by Blue Coat. During the term of this Agreement, Blue Coat shall reimburse Synnex for expenses or costs related to the Special Tooling (including repairs) that are previously approved by Blue Coat.

4.5 Other Costs. Blue Coat shall also pay any pre-approved (in writing by Blue Coat) additional costs and expenses that are not specified in this Agreement. Any such costs or expenses shall be paid within thirty (30) days after receipt of invoice.

4.6 Cost Reduction. On a quarterly basis, Synnex shall use commercially reasonable efforts to minimize the cost in the Component Costs and Resource Costs. Synnex shall provide and Blue Coat will review all Component Costs and Resource Costs on a quarterly basis. Costs to be reviewed include, but are not limited to, time studies for production and costs related to repairs, testing, kitting, inventory management, shipping and quality inspections. Costing analysis will include generic salary information for relevant personnel including staffing quantities and volumes. The parties will work together to develop a process for standardizing this quarterly review. Once this process is developed it shall be memorialized and incorporated into this Agreement as Exhibit B. Synnex shall use commercially reasonable efforts to work on achieving cost savings on both materials and processes, and such savings shall be reflected in a reduction of the Total Product Cost. In addition, Synnex shall use commercially reasonable efforts to institute any cost reduction proposals reasonably suggested by Blue Coat, and to reduce the purchase price of the Products to Blue Coat by an amount equal to the per unit saving realized therefrom.

4.7 Taxes. Prices stated in the Product Information Document are in U.S. dollars and include any withholding taxes and the like. Synnex agrees that amounts paid pursuant to this Agreement are not subject to sales and use tax. Blue Coat agrees to provide Synnex with satisfactory documentation (including but not limited to resale exemption or other certificates) supporting such status. All other items of tax based in whole or in part on the income of a party shall be the sole responsibility of such party.

4.8 Payment Terms. Synnex shall invoice Blue Coat upon shipment of the Product. All undisputed payments due hereunder shall be paid in U.S. dollars not later than thirty (30) days following the invoice date which shall be no earlier than the ship date. In the event that an invoice is not paid within forty (40) days following the invoice date (provided Blue Coat has not paid any invoices late in the previous twelve, a late charge shall be charged to Blue Coat of one percent (1%) per month of the delinquent undisputed invoice amount. If Blue Coat’s gross revenue in any one quarter drops more than 25% over the previous quarter, then Synnex reserves the right to alter or change any and all credit terms upon five (5) business days prior written notice to Blue Coat.

4.9 Favorable Terms. Synnex warrants that during the term of this Agreement the terms and conditions of this Agreement, including discounts, prices and shipping, are no less favorable than the terms, conditions, discounts and prices given to any third party that purchases or licenses products or services from Synnex in similar quantities and under similar conditions. Blue Coat reserves the right to audit Synnex’s books and records, during the term of this Agreement and for three (3) years after its termination to verify Synnex’s compliance with this Section. The audit will not be done more than once in any calendar year and shall be done through an independent third party. Such third party shall execute a non-disclosure agreement prior to performing the audit. The cost of the audit shall be borne by Blue Coat, unless the third party determines that Synnex is not in compliance with this Section in which event Synnex shall pay for the audit. If the third party determines that Synnex has not charged Blue Coat the correct price, Synnex shall pay to Blue Coat the difference within thirty (30) days after the third party issues its report.

4.10 Inventory Count. Within the first five (5) days of each Blue Coat calendar month, Synnex shall notify Blue Coat of the total number of Products in inventory, the total number of Components in inventory (in a costed report), how long each Component has been in inventory, the Forecasts under which each Component was purchased, the date the Component was purchased and any open purchase orders for Components that have not been received.

5. PURCHASE ORDERS

5.1 Purchase Orders. Blue Coat’s purchase orders for Products shall include the following:

(a)	Identification of Products ordered by Blue Coat part number and descriptions;

(b)	Quantity to be purchased;

(c)	Price of Products ordered;

(d)	Required shipment date; and

(e)	Shipping information (including location).

5.2 Controlling Terms. All purchase orders and invoices under this Agreement shall be subject only to the terms and conditions hereof. In the event the terms of any such purchase order, confirmation or similar document conflicts with or are additional to the terms of this Agreement, the terms of this Agreement alone shall apply and shall govern regardless of execution of such document by one or both parties, except that the parties may agree to negotiate non-preprinted terms which shall be effective only if executed by both parties. Any other terms and conditions (from either party) shall not apply to this Agreement or the purchase orders.

5.3 Purchase Order Process. All purchase orders received by Synnex for Products shall be accepted or rejected by Synnex within one (1) business day upon their receipt, if the purchase order is in compliance with the terms of this Agreement. Any purchase order no rejected within the time period will be deemed accepted. Synnex may only reject a purchase order for good cause. If Synnex has any reason to believe it will not meet the required shipment date, it shall use reasonable efforts to notify Blue Coat within four (4) business hours, but in no event shall such notice be more than two (2) business days of the receipt of the purchase order. Blue Coat shall have the ability to track the status of any purchase order online using the web site located at wss.synnex.com. Synnex shall provide Blue Coat with an electronic shipping notification within two (2) hours after the Product has shipped (however, Synnex shall use diligent efforts to improve this response time to one (1) hour). Invoicing will be daily with all relevant and accurate tracking numbers and freight charges included with the invoice.

5.4 Forecasts. Before the beginning of each month, Blue Coat shall provide non-binding, rolling twelve (12) month forecasts setting forth Blue Coat’s demand for Product. Before the beginning of each month, Blue Coat shall also provide Synnex with binding three (3) month forecast (“Forecast”).

5.5 Cancellation of Purchase Orders. Provided such notice is within forty-eight (48) hours after submission of a purchase order, Blue Coat may cancel or modify such purchase order without the approval of Synnex. Notwithstanding the foregoing, in the event that Blue Coat cancels some quantity of units of Products ordered pursuant to a purchase order or Forecast, Synnex, upon receipt of such written notice of such cancellation, shall stop work on such units of Products to the extent specified therein. Blue Coat’s termination liability for a cancellation shall be limited to payment for all units of Products shipped to Blue Coat, payment for any units of Buffer Stock and payment of any Purchased Components and/or Custom Components as set forth in Section 9.

5.6 Order Increases. Upon written request from Blue Coat, Synnex shall use its commercially diligent efforts to (a) ship on the requested date the number of items ordered by Blue Coat in excess of that set forth in Blue Coat’s Forecast; and (b) ship items in less than the expected lead-time if so requested by Blue Coat. However, failure to perform the foregoing shall not be considered a default under this Agreement.

5.7 Rush Orders. Blue Coat may, at its option, submit purchase orders requesting immediate shipment (as early as same day shipment) (“Rush Orders”). Synnex shall use its commercially diligent efforts to fill Rush Orders.

6. SHIPPING

6.1 Packaging and Shipping. Synnex shall package and label the Products pursuant to the Specifications. Synnex shall not mark or label the Products except as set forth in the Specifications. Synnex shall tender the Products FOB Origin and ship the Products to the designated shipping location set forth in the purchase order. Freight charges not billed as collect to Blue Coat’s customers will be invoiced to Blue Coat on the invoice associated with each purchase order. All Products shall ship from Synnex in order to meet the required shipment date specified on the purchase order. In the event a shipment will not meet the required shipment date (and such failure was in Synnex’s control), routing may be changed to premium transportation at Blue Coat’s request. In that event, Synnex shall bear the expense of any difference in the freight costs for the premium transportation.

6.2 Documentation. Synnex shall maintain complete and accurate shipping documentation for all shipments for a minimum of five (5) years following the date of shipment. Shipment documentation includes the purchase order, packing slip, commercial invoice, carrier waybill and Synnex billing invoice. Blue Coat and its authorized agents and representatives shall have access to such records for purposes of performing an audit during normal business hours during the term of this Agreement and during periods which Synnex is required to retain such records. Any and all such records disclosed to Blue Coat shall be deemed “Confidential Information” as referenced in Section 17 below.

6.3 Late Shipments. Under no circumstances will Synnex be liable for (a) any late shipment damages if it fails to ship items that were ordered and scheduled for shipment in shorter than the standard Product Manufacturing Time and Synnex was unable to ship on time, (b) any late shipment damages if the delay was due to a Blue Coat designated supplier issue or (c) any late shipment damages if the delay was due to force majeure.

6.4 Allocation. Synnex shall in any event use diligent commercial efforts to maintain the ability to supply all Product that Blue Coat orders from Synnex. Synnex agrees that, in the event of an allocation due to a Force Majeure event, Blue Coat’s order(s), subject to normal lead-time requirements, shall be filled according to an allocation plan no less favorable than that provided to any other Synnex customer. Synnex shall provide Blue Coat with as much notice as possible if it anticipates or has reason to believe that Synnex’s output of the Product shall not be sufficient to meet all of Blue Coat’s requirements for any period.

7. ACCEPTANCE & REJECTION

7.1 Inspection. Notwithstanding any prior inspection or payment by Blue Coat, all Products shall be subject to final inspection and acceptance at Blue Coat’s specified destination within sixty (60) days after delivery.

7.2 Rejection. If any Product is defective, or otherwise not in conformity with the requirements of Blue Coat’s applicable Specifications, Blue Coat may require Synnex to promptly replace the Product and Synnex shall replace such Product within five (5) working days of Synnex’s receipt of such request. If after being requested by Blue Coat Synnex fails to promptly replace or correct any defective item, then Blue Coat shall have the right, at its sole option and in addition to any other rights or remedied it may have, to (a) replace or correct such Product and charge to Synnex the cost occasioned thereby, or (b) without further notice to cancel the applicable purchase order relative to the rejected material without penalty or terminate this Agreement for default in accordance with the termination provisions herein and require refund of any payments made relative to the rejected Products. At Blue Coat’s request, Synnex shall provide to Blue Coat a failure analysis report specifying the reason for failure of any rejected Product. No Product shall be returned to Synnex without an accompanying Synnex supplied RMA number.

7.3 Credits. If a Product was returned pursuant to Section 7.2 due to an error by Synnex (e.g., an error as to workmanship or integration of the Components), then Synnex shall credit Blue Coat the amount paid for the replacement Product. The Product Information Document may contain information specifying Synnex’s responsibilities and where Synnex shall be obligated to credit Blue Coat pursuant to this Section 7.2 and 7.3.

8. QUALITY

8.1 Quality Control. Synnex acknowledges and agrees that the Products will be subject to the Quality Control Standards set forth in the Product Information Document. Synnex shall perform and hereby warrants that all Products to be shipped have passed the test and quality control procedures set forth in the Product Information Document and meet the Specifications in all material respects.

8.2 Quality Control Personnel. Blue Coat may at its option and expense send its quality control personnel to Synnex’s manufacturing and assembly facilities to assist in or observe the work in progress as set forth in the Product Information Document without materially interrupting Synnex’s business. Blue Coat may from time to time suggest commercially reasonable modification to Synnex’s procedures for performing the work under this Agreement for the purpose of enhancing or assuring quality and Synnex shall act in good faith to comply with such suggestions.

8.3 Quality. Synnex shall provide the Products to Blue Coat free of manufacturing defects and in conformance with this Agreement.

8.4 Management Reviews. Reviews will be held on a quarterly basis, after the close of Blue Coat’s fiscal quarter, to assess the performance of Synnex against the mutually established objectives and criteria. Reviews will include the resetting of standards for subsequent periods as well as establishing and measuring Synnex’s performance record at Blue Coat. The location and/or meeting method will be mutually agreed upon by the parties. If on-site meetings are determined to be appropriate, the intent will be to alternate periodically between Blue Coat and Synnex sites.

8.5 Facility Inspection. Synnex shall, whenever reasonably requested by Blue Coat, permit Blue Coat, or a third party acting on behalf of Blue Coat, the opportunity to inspect the production process at Synnex’s facility with respect to a Product, provided that such inspection shall not exceed one (1) per year. Blue Coat shall provide Synnex with two (2) week notice prior to the visit.

8.6 Production Monitoring and Records. Synnex shall at all times maintain fully updated production (including but not limited to work forecasted, work in progress and inventory levels), and Synnex shall permit Blue Coat to monitor at any time such levels through a Synnex’s web page or its successor site. In addition, Synnex shall maintain complete and accurate records of all amounts billed and billable to Blue Coat, Variable Costs and payments made by Blue Coat hereunder in accordance with U.S. generally accepted accounting practices (consistently applied) for a period of three (3) years following the date of final payment for Products within the term of this Agreement. Synnex will not modify its accounting treatment or methods for calculating or determining or allocating costs relating to the Products without Blue Coat’s prior written consent, which such consent shall not be unreasonably withheld. Synnex agrees to provide reasonable supporting documentation concerning any disputed invoice to Blue Coat within thirty (30) days after Blue Coat provides written notice of dispute to Synnex. Blue Coat agrees to submit to Synnex any dispute regarding any invoices, in writing, within thirty (30) days after Blue Coat becomes aware, but in no event longer than ninety (90) days after the invoice date, of an issue that may give rise to a dispute. Each party shall have thirty (30) days to respond to claims in writing. Blue Coat and its authorized agents and representatives shall have access to such records for purposes of audit during normal business hours during the term of this Agreement and during periods which Synnex is required to retain such records. Any and all such records disclosed to Blue Coat shall be deemed “Confidential Information” (whether or not such records are labeled or identified as such) as referenced in Section 17 below.

9. INVENTORY LIABILITY

In the event that Synnex purchases or orders Components, in order to meet Blue Coat’s requirements for Buffer Stock or Forecasts, Blue Coat may be required to purchase the unused portion of such Components from Synnex upon demand if Blue Coat fails to purchase Products in accordance with such Forecast. Blue Coat shall pay for such Components in the amounts and at times contemplated as follows:

9.1 Common Components. Blue Coat shall have no payment obligation or other liability for Common Components that are purchased by Synnex for this Agreement and Synnex shall indemnify and hold Blue Coat harmless from all costs and expenses arising from such Common Components.

9.2 Purchased Components. Synnex shall purchase, pursuant to this Agreement, Purchased Components as required to meet the Forecasts. In the event that any Purchased Components become Excess Components or Obsolete Components, Synnex will make every effort to return the Purchased Components to the respective suppliers or resell the Purchased Components to third parties (up to a period of thirty (30) days). Blue Coat shall reimburse Synnex for any price differential between the selling price and the then current value of the Purchased Components provided that Synnex shall use its best commercially reasonable efforts to sell the Purchased Components at the best price available. Additionally, any restocking fees or related return fees charged by suppliers for accepting the return of Purchased Components shall be the obligation of Blue Coat. In the event Purchased Components are not returned to the suppliers or resold to third parties within thirty (30) days of Synnex’s demand for payment therefor, such Purchased Components shall be deemed to be Custom Components.

9.3 Custom Components. Synnex shall purchase, pursuant to this Agreement, Custom Components as required to meet the Forecasts and purchase orders. In the event that any Custom Components become Excess Components, Blue Coat shall pay Synnex for a reasonable carrying cost for such inventory of Excess or Obsolete Custom Components within thirty (30) business days of (a) Synnex’s demand for payment therefor or (b) the deemed conversion of Purchase Components to Custom Components as a result of expiration of the thirty (30) day period specified in Section 9.2. In the event that any Custom Components become Obsolete Components, Blue Coat shall pay Synnex the amount Synnex paid for such Custom Components within thirty (30) days after such Custom Component becoming an Obsolete Component.

9.4 Buffer Stock. Synnex will be required to maintain a minimum buffer stock of all Products as specified in a Product Information Document (and updated by Blue Coat as needed) (“Buffer Stock”). This Buffer Stock is to accommodate requests for expedited orders and dead-on-arrival replacements. Additionally, the Buffer Stock will be used to accommodate expected and unexpected quarterly business cycle fluctuations. However, the Buffer Stock will not exceed a maximum as specified in Product Information Document. If the Buffer Stock becomes Excess Buffer Stock, then Blue

Coat shall pay either (a) reasonable carrying costs for such Excess Buffer Stock or (b) the Product cost as outlined in the Product Information Document or the updated cost agreed to by the parties.

10. TERM AND TERMINATION

10.1 Term. This Agreement shall begin upon the Effective Date and, unless terminated as provided herein, shall continue in effect for five (5) years. The Agreement shall automatically renew for additional one (1) year terms unless and until either party provides written notice of non-renewal at least one hundred and eighty (180) days prior to the end of any such term.

10.2 Termination of Agreement.

(a) For Breach. If a party materially breaches any provision of this Agreement, the non-breaching party may terminate this Agreement upon thirty (30) days written notice thereof unless such material breach is cured within the notice period.

(b) Effect of Termination for Breach. If any unfilled or partially unfilled purchase orders are outstanding at termination, the non-breaching party may cancel them without obligation to make any payments to the breaching party. Unfilled purchase orders (or portions thereof) that are not cancelled by the non-breaching party will be filled and paid for in accordance with the terms of this Agreement.

10.3 Survivability and Obligations Upon Termination. Section 1, 3, 8, 9 (for a period of three (3) months after the date of termination) and 10 through 20 shall survive the termination of this Agreement. Furthermore, in the event of any termination or expiration of this Agreement (a) Synnex shall deliver all Tools to Blue Coat within five (5) days after termination, (b) each party shall return or destroy the other party’s Confidential Information with destruction certificate (if requested), except an archival copy as required by record retention policies or law and (c) the parties shall comply with the transition services provisions set forth in Section 11.

11. TRANSITION AFTER TERMINATION. Following any termination or expiration of this Agreement, each party shall assist and cooperate in good faith with the other party to enable an orderly dissolution of the relationship or the relationship contemplated hereby. Any such assistance and cooperation shall be at each parties standard rates. Synnex shall use diligent efforts to provide to Blue Coat all services and assistance reasonably requested by Blue Coat to enable an orderly transition of the services at Synnex’s standard rates for the employees involved in providing such transition services.

12. WARRANTIES

12.1 Authority. Each party warrants that it has the right and authority to enter into this Agreement and perform its obligations hereunder.

12.2 No Liens. Synnex further warrants that the Products will be shipped to Blue Coat or its designated location free of all liens, claims and/or encumbrances.

12.3 No Defects. Synnex warrants that all Products shipped hereunder will be free from material defects in materials and workmanship and will conform in all material respects to the Specifications for thirteen (13) months (the “Warranty Period”) from the date of shipment of the Products to Blue Coat or its designee. During the Warranty Period, Blue Coat will ship defective Products, if any, to Synnex FOB Origin freight prepaid. Synnex shall repair or replace and return to Blue Coat (or the location designated by Blue Coat) defective Products within five (5) business days after receiving the defective Products. Synnex shall ship the repaired or replaced Products FOB Destination to be designated by Blue Coat via the same ship method as the Products being returned, freight prepaid. The Warranty Period covering repaired or replaced Products shall be the greater of the remainder of the original Warranty Period or ninety (90) days. The method of disposition of any replaced Products will be as mutually agreed by both parties in writing.

12.4 Repairs Not Covered Under Warranty. In addition to repairs covered in the Section above, Synnex shall provide repair services on all Products for at least five (5) years after the Warranty Period has expired at the rates set forth in the Repair Service Level Agreement attached hereto as Exhibit B.

12.5 THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS OR IMPLIED. INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT AND FOR ALL OTHER OBLIGATIONS OR LIABILITIES ON SYNNEX’S PART.

13. SYNNEX NEITHER ASSUMES, NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR SYNNEX, ANY OTHER LIABILITY IN CONNECTION WITH THE SALE OF PRODUCTS TO BLUE COAT OR ITS CUSTOMERS. THIS WARRANTY SHALL NOT APPLY TO ANY UNITS OF PRODUCTS WHICH SHALL HAVE BEEN REPAIRED OR ALTERED OTHER THAN BY SYNNEX OR WHICH SHALL HAVE BEEN SUBJECT TO MISUSE, NEGLIGENCE, OR ACCIDENT. SYNNEX SHALL NOT BE LIABLE FOR PERSONAL INJURY RESULTING DIRECTLY OR INDIRECTLY FROM THE DESIGN, MATERIAL, OPERATION OR INSTALLATION OF ANY UNITS OF PRODUCTS, OTHER THAN FOR PERSONAL INJURY RESULTING SOLELY FROM WORKMANSHIP.

14. EXPORT. In exporting and importing the Products, each party agrees to comply with all export and import laws, rules, policies, procedures, restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export or import, or allow the export or re-export or import of any goods in violation of any such restrictions, laws or regulations. Each party shall obtain all licenses, permits and approvals required by any government; provided that in doing so Synnex shall at all times fully protect the Confidential Information and proprietary rights of Blue Coat and shall not bind Blue Coat to any action or inaction unless agreed to in writing by Blue Coat. Blue Coat shall provide accurate product export classifications and valuations to Synnex. Each party will indemnify and hold the other party harmless for any breach of this Section 14 by such party.

15. RELATIONSHIP OF PARTIES AND LIABILITY

15.1 Independent Contractor. Synnex and Blue Coat shall be deemed to be an independent contractor to one another and not its agent or employee. Neither party shall have any authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party.

15.2 Indemnity. Each party shall be responsible for all acts and omissions, whether or not willful, reckless or negligent, of it, its agents and employees, and shall indemnify and defend the other party and its customers against and save it harmless from, any and all claims, demands, damages, losses, costs, attorney’s fees or expenses of whatever nature (including, without limitation, those resulting from infringement, design defects, product liability or violations of any law) made against or sustained by each party by reason of the foregoing or this Agreement or the work performed hereunder, whether or not any breach of contract is involved.

16. LIMITATION OF LIABILITY. EXCEPT FOR A CLAIM PURSUANT TO SECTION 15.2 OR A BREACH OF SECTION 17, OR FOR LIABILITY ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL CONDUCT OF A PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT, WHETHER FROM ANY TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY.

17. CONFIDENTIALITY

17.1 Proprietary Information. Prior to and during the performance of this Agreement, the parties may disclose or furnish to each other proprietary marketing, technical or business information either verbally or in tangible form (the “Confidential Information”). Any information concerning Product design, the Base Unit, construction, assembly, manufacture, development, or architecture or the Product, and information concerning the business, products, marketing efforts, technology or finances of Blue Coat shall be deemed to be the Confidential Information of Blue Coat. All information referenced in Section 6.2 and 8.6 above and any information concerning proprietary electronics and manufacturing techniques (except those invented pursuant to Synnex’s obligations under the Agreement) and information concerning the business, products, marketing efforts, technology or finances of Synnex, shall be deemed to be the Confidential Information of Synnex. All Confidential Information of the disclosing party shall be held in confidence by the receiving party and not directly or indirectly disclosed, copied or used. The terms and existence of this Agreement are confidential and neither party shall disclose such information except as required by operation of law or regulatory authority.

17.2 Non-Confidential Information. The confidentiality obligation set forth in Section 17.1, shall not apply to information that (a) is already known to the receiving party without any obligation of confidentiality; (b) has entered the public domain through no action or inaction of the receiving party; (c) is generally available to the public; or (d) was disclosed to the receiving party by a third party not in violation of the disclosing party’s proprietary rights.

17.3 Injunction. Each party acknowledges that the Confidential Information of the disclosing party constitutes valuable trade secrets of the disclosing party and that the unauthorized disclosure or use of such Confidential Information by the receiving party will cause irreparable harm, for which no remedies of law will be adequate. Accordingly, the parties agree that the disclosing party shall have the right, in addition to any other remedies, to obtain injunctive relief against the receiving party in the event that the receiving party breaches the confidentiality obligations set forth in this Section 17.

18. INFRINGEMENT INDEMNIFICATION. Blue Coat shall defend, indemnify and hold harmless Synnex with respect to any claim, demand, cost or expense (including reasonable attorney’s fees), settlement, and damages finally awarded to the extent that it is based upon a third party claim that a Product infringes any United states or foreign patent, copyright, trademark or trade secret. Blue Coat’s indemnification obligations herein are conditioned upon Synnex (a) providing prompt notice of any indemnifiable claim to Blue Coat, (b) permitting Blue Coat to assume sole control of the defense and settlement of such claim or action provided that Blue Coat does not prejudice Synnex’s position by admitting liability for Synnex for which Blue Coat has no obligation to indemnify Synnex or cause Synnex to incur any costs for which Blue Coat has no obligation to indemnify Synnex (in such case, Synnex must provide consent for the settlement, such consent not to be unreasonably withheld or delayed), and (c) Synnex reasonably cooperating (at Blue Coat’s expense) in the defense and settlement thereof. The foregoing states the sole and exclusive remedy and obligations of Blue Coat for infringement arising from this Agreement.

19. LIENS AND SECURITY INTERESTS. Synnex warrants that Synnex has not and will not, directly or indirectly create, incur or permit to exist any lien, encumbrances or security interest on or with respect to the Components or Products during the term (except those persons claiming by, through or under Blue Coat).

20. MISCELLANEOUS.

20.1 Assignability. Each party shall not transfer or assign any of its rights or obligations hereunder without the prior written consent of the other party and any transfer or obligations hereunder without the prior written consent of the both parties shall be void and of no effect. Notwithstanding the foregoing, Blue Coat may assign this Agreement without consent to an acquirer of all or substantially all of Blue Coat’s equity, assets or business.

20.2 Waiver. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given, and only if such waiver is express and in writing by the parties hereto.

20.3 Governing Law and Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole and exclusive venue and jurisdiction for all disputes arising from this Agreement shall be the state and Federal courts located in San Francisco, California.

20.4 Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

20.5 Notices. All notices or demands by any party pursuant to this Agreement shall be made by personal delivery or certified mail, return receipt requested to the addresses written above. All such notices shall be deemed received upon actual receipt for personal delivery and upon deposit in the U.S. mail, postage prepaid, for certified mail delivery.

20.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Synnex and its successors and assigns and Blue Coat and Blue Coat’s successors and assigns.

20.7 Amendments. Any provision hereof may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of Blue Coat and Synnex. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any invoices, confirmations or similar documents (other than additional terms (e.g. quantities, proposed ship dates, etc.) expressly contemplated herein as to be supplied in such documents) even if accepted in writing by both parties.

20.8 Counterparts. This Agreement may be executed in one (1) or more counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

SYNNEX Corporation

By:	/s/ Simon Y. Leung
Title:	General Counsel and Corporate Secretary

Blue Coat Systems, Inc.

By:	/s/ Kevin S. Royal
Title:	Chief Financial Officer

EXHIBIT A

PRODUCT INFORMATION DOCUMENT

The following Product Information Document shall be considered a part of the Amended and Restated Supply Agreement entered into by Blue Coat Systems, Inc. and Synnex Corporation on September 8, 2005. All terms not defined herein shall have the meaning ascribed to them in the Amended and Restated Supply Agreement.

Effective Date:

PRODUCT INFORMATION

Product:

Specifications:

Product Manufacturing Time:

Quality Control Standards:

PRICING AND MATERIAL INFORMATION

Initial Price:

A-1

Exhibit A - Product Information Document (cont.)

Component Breakdown:

Component	Component Cost	Component Lead Time	Component Type (Custom, Common, Sensitive or Purchased)

Engineering Costs:

OTHER

Project Managers:

Blue Coat:

Synnex:

Additional Requirements or Obligations:

Accepted and Agreed to by:

BLUE COAT SYSTEMS, INC.	SYNNEX CORPORATION

By:	By:
Name:	Name:	Simon Y. Leung
Title:	Title:	General Counsel and Corporate Secretary
Date:	Date:

A-2

EXHIBIT B

REPAIR SLA

B-1